                                                                    Exhibit 99.2

                              FTI CONSULTING, INC.
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


     On August 30, 2002, FTI acquired PwC's U.S. Business Recovery Services Division (BRS) for $141.1 million in cash and 3,000,000 shares of FTI common stock, valued at $101.9 million. FTI also incurred acquisition-related expenses of approximately $1.4 million. In addition, FTI borrowed $119.0 million on August 30, 2002 to pay part of the cash consideration for the BRS acquisition.

     In addition, in July 2002, FTI committed to a plan to sell its applied sciences practice group. FTI's historical financial statements beginning in the third quarter of 2002 will present the operations of the applied sciences practice group as discontinued operations.

     The accompanying unaudited pro forma combined statements of income for the year ended December 31, 2001 and the six months ended June 30, 2002 give effect to the acquisition of BRS, including the assumed effects of the debt financing transactions related to the acquisition, as if the acquisition had occurred on January 1, 2001. BRS operated under a fiscal year ending June 30. The accompanying pro forma combined statements of income for both the annual and six-month period presented have been prepared after adjusting BRS' accounting period to conform to FTI's year end of December 31. FTI's unaudited pro forma combined statements of income also are adjusted to remove the historical operating results of the applied sciences practice group from FTI's historical continuing operations for the periods presented.

     The accompanying unaudited pro forma combined balance sheet at June 30, 2002 gives effect to the acquisition of BRS, including the assumed effects of the debt financing transactions related to the acquisition, as if the acquisition occurred on June 30, 2002. FTI will allocate the cost of the acquisition of BRS to identifiable assets and liabilities based on their estimated relative fair values. FTI has not completed its allocation process, and therefore the allocation of the purchase price for BRS included in the accompanying pro forma combined financial statements is preliminary. FTI is performing a valuation of the intangible assets that it acquired from BRS. The estimated valuation of these intangible assets for purposes of preparing the accompanying unaudited pro forma combined financial statements is based on the data that FTI has developed to date, and FTI expects to complete its valuation in October 2002. The final purchase price allocation is not expected to vary significantly from the preliminary allocation included in the accompanying unaudited pro forma combined financial statements.

     The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transactions and do not reflect any restructuring or integration costs, or any potential cost savings or other synergies that management expects to realize as a result of the transaction. The unaudited pro forma combined financial statements do not purport to represent what FTI's financial position and results of operations would have actually been had the acquisition occurred on the dates indicated.

                Unaudited Pro Forma Combined Statements of Income

                                                                          Year ended December 31, 2001
                                               ------------------------------------------------------------------------------------
                                               Historical     Discontinued      Pro Forma                  Pro Forma
                                                  FTI          Operations          FTI         BRS(*)     Adjustments      Total
                                               ----------    --------------    ----------    ---------    -----------    ----------
                                                                      (in thousands, except per share data)
Revenues .............................           $166,359          $44,042      $122,317     $170,689      $ (3,445)(b)    $289,561
Direct cost of revenues ..............             83,449           24,375        59,074       80,840        28,895 (c)     156,102
                                                                                                             (1,721)(d)
                                                                                                            (10,049)(e)
                                                                                                               (937)(f)
Selling, general and administrative
expenses .............................             45,591           12,506        33,085       30,828       (11,962)(g)      51,951
Amortization expense (a) .............              5,049              814         4,235           --         2,000 (h)       6,235
                                               ----------    -------------     ---------     --------     ------------   ----------
Total costs and expenses .............            134,089           37,695        96,394      111,668         6,226         214,288
                                               ----------    -------------     ---------     --------     ------------   ----------
Income from operations ...............             32,270            6,347        25,923       59,021        (9,671)         75,273
Interest expense, net ................             (4,356)            (536)       (3,820)        (912)       (6,414)(i)     (10,234)
                                                                                                                912 (j)
                                               ----------    -------------     ---------     --------     ------------   ----------
Income from continuing operations
  before income taxes ................             27,914            5,811        22,103       58,109       (15,173)         65,039
Income taxes .........................             11,445            2,481         8,964           --        17,174 (k)      26,138
                                               ----------    -------------     ---------     --------     ------------   ----------
Income from continuing operations ....           $ 16,469          $ 3,330      $ 13,139     $ 58,109      $(32,347)       $ 38,901
                                               ==========    =============     =========     ========     ============   ==========
Earnings per common share from
  continuing operations:
  Basic ..............................           $   0.92                                                                  $   1.87
                                               ==========                                                                ==========
  Diluted ............................           $   0.84                                                                  $   1.72
                                               ==========                                                                ==========
Weighted average shares outstanding,
basic ................................             17,841                                                     3,000 (l)      20,841
                                               ==========                                                 ============   ==========
Weighted average shares outstanding,
diluted ..............................             19,631                                                     3,000 (l)      22,631
                                               ==========                                                 ============   ==========

                                                                           Six months ended June 30, 2002
                                               ------------------------------------------------------------------------------------
                                               Historical     Discontinued      Pro Forma                  Pro Forma
                                                  FTI          Operations          FTI         BRS(*)      Adjustments       Total
                                               -----------    ------------      ----------   ---------     -----------   ----------
                                                                       (in thousands, except per share data)
Revenues .............................           $101,755          $24,058       $77,697     $ 94,438     $ (2,992)(b)     $169,143
Direct cost of revenues ..............             51,386           13,206        38,180       39,965       15,539 (c)       86,941
                                                                                                            (1,269)(d)
                                                                                                            (4,921)(e)
                                                                                                              (553)(f)
Selling, general and administrative
expenses .............................             26,690            6,900        19,790       18,900       (5,553)(g)       33,137
Amortization expense (a) .............                 --               --            --           --        1,000 (h)        1,000
                                               ----------    -------------     ---------     --------     -----------    ----------
Total costs and expenses .............             78,076           20,106        57,970       58,865        4,243          121,078
                                               ----------    -------------     ---------     --------     -----------    ----------
Income from operations ...............             23,679            3,952        19,727       35,573       (7,235)          48,065
Interest expense, net ................             (1,340)            (193)       (1,147)         (61)      (3,210)(i)       (4,357)
                                                                                                                61 (j)
                                               ----------    -------------     ---------     --------     -----------    ----------
Income from continuing operations                  22,339            3,759        18,580       35,512      (10,384)          43,708
before income taxes ..................
Income taxes .........................              9,047            1,605         7,442           --       10,051 (k)       17,493
                                               ----------    -------------     ---------     --------     -----------    ----------
Income from continuing operations ....           $ 13,292          $ 2,154       $11,138     $ 35,512     $(20,435)        $ 26,215
                                               ==========    =============     =========     ========     ===========    ==========
Earnings per common share from
  continuing operations:
  Basic ..............................           $   0.67                                                                  $   1.14
                                               ==========                                                                ==========
  Diluted ............................           $   0.62                                                                  $   1.07
                                               ==========                                                                ==========
Weighted average shares outstanding,
basic ................................             19,981                                                    3,000 (l)       22,981
                                               ==========                                                 ===========    ==========
Weighted average shares outstanding,
diluted ..............................             21,501                                                    3,000 (l)       24,501
                                               ==========                                                 ===========    ==========

(*) Excludes payments for partner distributions and benefits.

                   Unaudited Pro Forma Combined Balance Sheet

                                                                                  At June 30, 2002
                                                   -------------------------------------------------------------------------------
                                                    Historical      Historical                        Pro Forma         Pro Forma
                                                       FTI             BRS          Subtotal         Adjustments          Total
                                                   -----------     -----------    -----------        -----------       -----------
                                                                                 (in thousands)
Assets:
Current assets:
   Cash and cash equivalents ...................   $    21,236     $        --    $    21,236        $   (17,236)(1)   $     4,000
   Accounts receivable, net of allowance
     for doubtful accounts .....................        25,213          15,600         40,813                 --            40,813
   Unbilled receivables, net of allowance ......            --
      for doubtful accounts ....................        15,875          19,730         35,605                 --            35,605
   Income tax receivable .......................           894              --            894                 --               894
   Deferred income taxes .......................         1,325              --          1,325                 --             1,325
   Prepaid expenses and other
     current assets ............................         2,430             211          2,641                 --             2,641
                                                   -----------     -----------    -----------        -----------       -----------
Total current assets ...........................        66,973          35,541        102,514            (17,236)           85,278

Property and equipment, net ....................        14,423              --         14,423                 --            14,423

Goodwill, net of accumulated
   amortization ................................        93,969              --         93,969            252,030(2)        345,999
Other intangibles                                           --              --             --              4,000(2)          4,000
Other assets ...................................         1,298              --          1,298              4,000(3)          5,298
                                                   -----------     -----------    -----------        -----------       -----------

Total assets ...................................   $   176,663     $    35,541    $   212,204        $   242,794       $   454,998
                                                   ===========     ===========    ===========        ===========       ===========

Liabilities and stockholders' equity:
Current liabilities:
   Accounts payable and accrued
     expenses ..................................   $     3,589     $       521    $     4,110        $        --       $     4,110
   Accrued compensation expense ................        11,147           6,765         17,912             (5,048)(4)        12,864
   Deferred income taxes .......................           130              --            130                 --               130
   Current portion of long-term debt ...........         4,333              --          4,333              7,834(5)         12,167
   Billings in excess of services earned .......            --          45,003         45,003                 --            45,003
   Amounts due to PwC ..........................            --           3,184          3,184             (3,184)(4)            --
   Other liabilities ...........................           272              --            272                 --               272
                                                   -----------     -----------    -----------        -----------       -----------
Total current liabilities ......................        19,471          55,473         74,944               (398)           74,546

Long-term debt, less current portion ...........        21,667              --         21,667            121,380(5)        143,047
Deferred income taxes ..........................         1,748              --          1,748                 --             1,748
Other long-term liabilities ....................         1,627              --          1,627                 --             1,627

Stockholders' equity:
   Preferred stock .............................            --              --             --                 --                --
   Common stock ................................           205              --            205                 30(6)            235
   Additional paid-in capital ..................        88,907              --         88,907            101,850(6)        190,757
   Unearned compensation .......................          (465)             --           (465)                --              (465)
   Retained earnings ...........................        44,328         (19,932)        24,396             19,932(7)         44,328
   Accumulated other comprehensive loss ........          (825)             --           (825)                --              (825)
                                                   -----------     -----------    -----------        -----------       -----------
Total stockholders' equity .....................       132,150         (19,932)       112,218            121,812           234,030
                                                   -----------     -----------    -----------        -----------       -----------

Total liabilities and stockholders' equity .....   $   176,663     $    35,541    $   212,204        $   242,794       $   454,998
                                                   ===========     ===========    ===========        ===========       ===========

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.      The BRS Acquisition (dollar amounts in thousands except for share data)

     On August 30, 2002, FTI acquired BRS in a purchase business combination. The purchase price includes the cash paid at closing, plus the fair market value of FTI common stock that it delivered to PwC and estimated acquisition-related costs. The purchase price is summarized as follows:

                Cash                                          $ 141,075
                Fair value of common stock                      101,880
                Estimated transaction costs                       1,375
                                                            ------------
                                                              $ 244,330
                                                            ============

     The 3,000,000 shares of common stock issued for BRS were valued using the average stock price of FTI for the five day period beginning two days before and ending two days after July 24, 2002, which was the date the transaction was announced. This resulted in an average stock price of $33.96 per share.

     The fair values of BRS' assets have been estimated for the purpose of allocating the purchase price of the acquisition and preparing the pro forma financial statements. The allocation of purchase price among the assets acquired and liabilities assumed is based on a preliminary estimate of their relative fair values. These estimates could change based on a final appraisal of some of the intangibles that FTI acquired. The estimated purchase price of $244,330 has been assigned to the tangible and intangible assets acquired and liabilities assumed as follows:

                Current assets at June 30, 2002                 $  35,541
                Fair value adjustments:
                Identified intangible assets                        4,000
                Goodwill                                          252,030
                                                              ------------
                                                                  291,571
                Less liabilities assumed at June 30, 2002         (47,241)
                                                              ------------
                                                                $ 244,330
                                                              ============

2.   Adjustments to Unaudited Pro Forma Combined Statements of Income

     Adjustments to the unaudited pro forma combined statements of income for the year ended December 31, 2001 and the six-month period ended June 30, 2002 in connection with the BRS acquisition are presented below:

(a) As of January 1, 2002, FTI adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests at least annually. Other intangible assets with finite lives continue to be amortized over their useful lives.

     In accordance with Statement 142, FTI is no longer amortizing the $94.0 million of goodwill recorded at December 31, 2001. The goodwill amortization expense for the year ended December 31, 2001 was $5.0 million. All of the pro forma amortization expense recorded for the six-month period ended June 30, 2002 was attributable to the estimated fair value of other intangible assets with finite lives that were recorded in connection with the BRS acquisition.

(b) Adjustment to eliminate the portion of billable revenues of BRS partners and staff working on non-BRS related engagements. Because BRS was a division of a large, multi-disciplined business, BRS partners and staff could be assigned to non-BRS engagements. The historical financial statements include all revenues generated by BRS partners and staff regardless of the nature of the engagement. This adjustment adjusts revenues to the amounts generated from the business acquired and eliminates revenue generated from assisting other PwC divisions.

(c) Adjustment to record pro forma compensation expense, including retirement and other benefits, for the former partners of BRS. Historically, the BRS statement of income excluded payments for partner distribution and profits because partners did not receive salaries as compensation for services, but rather received earnings distributions recorded as a reduction of net assets. In connection with the acquisition of BRS, FTI entered into employment contracts with 49 former partners of BRS that provide for the payment of salaries consistent with the amounts received in BRS' fiscal year 2002 as earnings distributions. The pro forma adjustment assumes that earnings distributions to partners for each respective period were expensed as compensation.

(d) Adjustment to eliminate the direct costs, such as partner and staff salaries, related to eliminated revenues generated by BRS partners and staff assigned to non-BRS engagements, as discussed above in Note (b).

(e) Adjustment to reduce to estimated actual cost the direct costs allocated to BRS for personnel costs associated with non-BRS professionals working on BRS engagements. The revenues associated with non-BRS personnel working on BRS matters was included in the historical BRS financial statements. However, there was no gross margin associated with these revenues. The historical financial statements prepared by BRS assumed that the personnel cost of professionals borrowed from other divisions of PwC to complete BRS engagements was equal to the associated revenue recorded for their billable time. The pro forma adjustment assumes that the estimated actual personnel costs of 52% of revenue for the year ended December 31, 2001 and 47% of revenue for the six months ended June 30, 2002 were incurred for revenues generated by borrowed personnel. These estimates are based on actual personnel costs for BRS professionals assigned to BRS engagements.

(f) Adjustment to reduce direct costs for pension expense eliminated in the BRS acquisition. Employee benefit compensation expense under the former PwC defined benefit and contribution plans for the year ended December 31, 2001 and six-month period ended June 30, 2002 was $1.3 million and $754,000, respectively. Under the FTI defined contribution plan, employee benefit compensation expense related to BRS personnel for the year ended December 31, 2001 and six months ended June 30, 2002 would have been $401,000 and $200,000, respectively.

(g) Adjustment to eliminate certain non-recurring selling, general and administrative costs allocated to BRS by PwC. PwC allocated to BRS in the historical financial statements a proportionate share of all overhead costs incurred by PwC. These costs consisted principally of general PwC management and support costs. FTI has reviewed all overhead cost allocations and has determined the verifiable amount allocated that will not be incurred subsequent to the acquisition.

(h) Adjustment to record pro forma amortization expense for the $4.0 million of estimated other intangible assets recorded upon the acquisition of BRS. These intangible assets consist principally of engagement backlog, intellectual property and non-competition agreements. These assets will be amortized over their estimated useful lives. The weighted-average estimated useful life of these acquired intangible assets is two years.

(i) Adjustment to record pro forma interest expense. In connection with the acquisition of BRS, FTI incurred $4.0 million of financing costs that are being amortized over the average contractual life of the related debt of four years. In addition, FTI assumed that it borrowed $129.2 million to pay the cash portion of the acquisition cost. See Note (1) below under "Adjustments to Unaudited Pro Forma Combined Balance Sheet." Based on the LIBOR rate in effect at the closing date, the average interest rate associated with the acquisition related borrowings was 4.3% at the closing date of August 30, 2002.

(j) Adjustment to eliminate the interest expense allocated to BRS by PwC. FTI assumed no debt from PwC in connection with the BRS acquisition but financed a portion of the purchase price. Pro forma interest expense related to the debt FTI incurred is adjusted as described in Note (i) above.

(k) Adjustment to record the pro forma income tax expense for (i) the operations of BRS for which no taxes were provided in the historical financial statements because BRS was a component of a partnership, and (ii) the estimated tax effects of pro forma adjustments, all at the combined federal and state statutory income tax rate of approximately 40%.

(l) Adjustment to increase the weighted-average shares outstanding for the 3,000,000 shares that FTI issued upon the acquisition of BRS.

3.   Adjustments to Unaudited Pro Forma Combined Balance Sheet

     Adjustments to the unaudited pro forma combined balance sheet at June 30, 2002 in connection with the BRS acquisition are presented below:

(1) Adjustment to record the use of cash to purchase BRS. Upon the closing of the acquisition, FTI paid PwC $141.1 million and incurred transaction costs of $1.4 million. FTI also borrowed $119.0 million from its lenders and incurred $4.0 million in financing fees to arrange for this borrowing on August 30, 2002. This adjustment assumes that FTI borrowed $129.2 million, or the amount it would have borrowed at June 30, 2002 to maintain sufficient cash for operations. FTI's borrowings include a line-of-credit arrangement with additional borrowing capacity to allow FTI to manage its working capital needs.

(2) Adjustment to record the allocation of the purchase price to goodwill and other intangible assets acquired in the transaction. The estimated purchase price of $244,330 has been assigned to the tangible and intangible assets acquired and liabilities assumed as discussed above.

(3) Adjustment to record the $4.0 million of deferred financing costs arising from the issuance of debt in connection with the acquisition of BRS.

(4) Adjustment to eliminate certain accrued expenses and amounts due to PwC not assumed by FTI in accordance with the purchase agreement with PwC.

(5) Adjustment to record the assumed incurrence of $129.2 million of additional debt in order to fund the acquisition of BRS.

(6) Adjustment to record the assumed issuance of 3,000,000 shares of FTI common stock at an average stock price of $33.96 in accordance with the purchase agreement with PwC.

(7)  Adjustment to eliminate the PwC investment balance in BRS.

4.   Unaudited Pro Forma Statement of Income for BRS as a Stand Alone Company

     The following unaudited pro forma statements of income are based on the historical financial statements of BRS for the periods presented, adjusted to present BRS as a company separate from PwC. The pro forma adjustments are described in the notes above and are based upon available information and assumptions that management believes are reasonable.

                                                               Year ended December 31, 2001         Six months ended June 30, 2002
                                                          ------------------------------------   -----------------------------------
                                                                      Pro Forma     Pro Forma                Pro Forma    Pro Forma
                                                             BRS(*)  Adjustments   As Adjusted     BRS(*)   Adjustments  As Adjusted
                                                          --------   -----------   -----------   -------    -----------  -----------
                                                                                         (in thousands)
Revenues ...............................................  $170,689   $ (3,445)(b)    $167,244    $94,438   $ (2,992)(b)    $91,446
Direct cost of revenues ................................    80,840     28,895(c)       97,028     39,965     15,539(c)      48,761
                                                                       (1,721)(d)                            (1,269)(d)
                                                                      (10,049)(e)                            (4,921)(e)
                                                                         (937)(f)                              (553)(f)
Selling, general and administrative expenses ...........    30,828    (11,962)(g)      18,866     18,900     (5,553)(g)     13,347
                                                          --------   --------        --------    -------   --------        -------
Total costs and expenses ...............................   111,668      4,226         115,894     58,865      3,243         62,108
                                                          --------   --------        --------    -------   --------        -------
Income from operations .................................    59,021     (7,671)         51,350     35,573     (6,235)        29,338
Interest expense, net ..................................      (912)       912(j)            -        (61)        61(j)           -
                                                          --------   --------        --------    -------   --------        -------
Income from operations before income taxes .............    58,109     (6,759)         51,350     35,512     (6,174)        29,338
Income taxes ...........................................        --     20,540(k)       20,540         --     11,735(k)      11,735
                                                          --------   --------        --------    -------   --------        -------
Income from continuing operations ......................  $ 58,109   $(27,299)       $ 30,810    $35,512   $(17,909)       $17,603
                                                          ========   ========        ========    =======   ========        =======

(*) Excludes payments for partner distributions and benefits.